Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Lora Daves, CFO
October 24, 2022	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR FIRST QUARTER OF FISCAL 2023;

DECLARES QUARTERLY DIVIDEND OF $0.21 PER COMMON SHARE;

CONFERENCE CALL SCHEDULED FOR TUESDAY, OCTOBER 25, AT 8:30AM CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income for the first quarter of fiscal 2023 of $9.6 million, a decrease of $3.1 million, or 24.7%, as compared to the same period of the prior fiscal year. The decrease was attributable to increases in provision for credit losses and noninterest expense, partially offset by increases in net interest income and noninterest income, and a decrease in provision for income taxes. Preliminary net income was $1.04 per fully diluted common share for the first quarter of fiscal 2023, a decrease of $.39 as compared to the $1.43 per fully diluted common share reported for the same period of the prior fiscal year.

Highlights for the first quarter of fiscal 2023:

●	Earnings per common share (diluted) were $1.04, down $.39, or 27.3%, as compared to the same quarter a year ago, and down $0.37, or 26.2% from the fourth quarter of fiscal 2022, the linked quarter.

●	Annualized return on average assets was 1.16%, while annualized return on average common equity was 11.7%, as compared to 1.87% and 17.7%, respectively, in the same quarter a year ago, and 1.62% and 16.2%, respectively, in the fourth quarter of fiscal 2022, the linked quarter.

●	Net interest margin for the quarter was 3.65%, as compared to 4.01% reported for the year ago period, and 3.66% reported for the fourth quarter of fiscal 2022, the linked quarter. Net interest income increased $750,000 from the fourth quarter of fiscal 2022, the linked quarter, and $2.9 million, or 11.2% compared to the same quarter a year ago.

●	The provision for credit losses (PCL) was $5.1 million in the quarter, an increase of $5.4 million as compared to a PCL recovery of $305,000 in the same period of the prior fiscal year, and an increase of $4.8 million as compared to a PCL charge of $240,000 in the fourth quarter of fiscal 2022, the linked quarter. The increased level of provisioning was driven mostly by the loan growth during the quarter, as well as a modest decline in the modeled economic outlook.

●	Noninterest income was up 22.1% for the quarter, as compared to the year ago period, and down 15.2% as compared to the fourth quarter of fiscal 2022, the linked quarter. Compared to the year-ago quarter, increases in deposit service charge income and loan fees were partially offset by decreases in gains on loan sales.

●	Noninterest expense was up 19.0% for the quarter, as compared to the year ago period, and down 2.4% from the fourth quarter of fiscal 2022, the linked quarter. In the current quarter, charges attributable to merger and acquisition activity totaled $169,000 as compared to $25,000 in the year ago quarter, and $117,000 in the fourth quarter of fiscal 2022, the linked quarter.

●	Nonperforming assets were $5.7 million, or 0.17% of total assets, at September 30, 2022, as compared to $8.4 million, or 0.37% of total assets, at September 30, 2021, and $6.3 million, or 0.20% of total assets, at June 30, 2022.

●	Gross loan balances increased $257.2 million during the first quarter, and $694.6 million as compared to one year ago. The Fortune merger, completed in February 2022, contributed $201 million to growth over the trailing twelve-month period. Deposit balances increased by $35.9 million in the first quarter and $479.3 million as compared to one year ago. The Fortune merger contributed $218.3 million to growth over the trailing twelve-month period.

Dividend Declared:

The Board of Directors, on October 20, 2022, declared a quarterly cash dividend on common stock of $0.21, payable November 30, 2022, to stockholders of record at the close of business on November 15, 2022, marking the 114th consecutive quarterly dividend since the inception of the Company. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Other News:

As the Company noted in a current report on Form 8-K filed September 20, 2022, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) on September 20, 2022 with Citizens Bancshares, Co., Kansas City, Missouri (“Citizens”) which is the parent company of Citizens Bank and Trust Company. The Merger Agreement provides that Citizens’ shareholders are projected to receive either a fixed exchange ratio of 1.1448 shares of Southern Missouri common stock or a cash payment of $53.50 for each Citizens’ share. The transaction’s value is approximately $140.0 million, with merger consideration comprised of stock and cash at a 75:25 ratio. The completion of the merger is subject to customary conditions, including approval of the Merger Agreement by Citizens’ shareholders, approval of issuance of our shares in the merger by Company and the receipt of required regulatory approvals. The merger currently is anticipated to be completed in the first quarter of calendar 2023.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Tuesday, October 25, 2022, at 8:30 a.m., central time. The call will be available live to interested parties by calling 1-844-200-6205 in the United States (Canada: 1-833-950-0062; all other locations: 1-929-526-1599). Participants should use participant access code 180195. Telephone playback will be available beginning one hour following the conclusion of the call through October 29, 2022. The playback may be accessed in the United States by dialing 1-866-813-9403 (Canada: 1-226-828-7578, UK local: 0204-525-0658, and all other locations: +44-204-525-0658), and using the conference passcode 334157.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first three months of fiscal 2023, with total assets of $3.4 billion at September 30, 2022, reflecting an increase of $230.1 million, or 7.2%, as compared to June 30, 2022. Growth primarily reflected an increase in net loans receivable, partially offset by a decrease in cash and cash equivalents.

Cash equivalents and time deposits were a combined $49.7 million at September 30, 2022, a decrease of $41.8 million, or 45.7%, as compared to June 30, 2022. The decrease was primarily a result of loan growth outpacing deposit growth during the period. AFS securities were $235.1 million at September 30, 2022, a decrease of $278,000, or 0.1%, as compared to June 30, 2022.

Loans, net of the allowance for credit losses (ACL), were $2.9 billion at September 30, 2022, an increase of $253.0 million, or 9.4%, as compared to June 30, 2022. Gross loans increased by $257.2 million, while the ACL attributable to outstanding loan balances increased $4.2 million, or 12.7%, as compared to June 30, 2022. The increase in loan balances was attributable to growth in commercial and residential real estate loans, commercial loans, and a modest contribution from consumer loans. Residential real estate loan balances increased primarily due to growth in multi-family loans. Commercial real estate balances increased primarily from loans secured by nonresidential structures, along with modest growth in loans secured by farmland. The increase in commercial loans was attributable to agricultural and commercial and industrial loans. Total remaining PPP balances at September 30, 2022, were $1.4 million, while unrecognized deferred fee income on these loans was immaterial.

Loans anticipated to fund in the next 90 days totaled $229.6 million at September 30, 2022, as compared to $235.0 million at June 30, 2022, and $181.1 million at September 30, 2021.

Nonperforming loans were $3.9 million, or 0.13% of gross loans, at September 30, 2022, as compared to $4.1 million, or 0.15% of gross loans at June 30, 2022. Nonperforming assets were $5.7 million, or 0.17% of total assets, at September 30, 2022, as compared to $6.3 million, or 0.20% of total assets, at June 30, 2022. The reduction in nonperforming assets was attributable primarily to the reduction in nonperforming loans and the sale of one parcel held in other real estate owned.

Our ACL at September 30, 2022, totaled $37.4 million, representing 1.26% of gross loans and 960% of nonperforming loans, as compared to an ACL of $33.2 million, representing 1.22% of gross loans and 806% of nonperforming loans at June 30, 2022. The Company has estimated its expected credit losses as of September 30, 2022, under ASC 326-20, and management believes the ACL as of that date is adequate based on that estimate. There remains, however, significant uncertainty as economic activity recovers from the COVID-19 pandemic and the Federal Reserve withdraws accommodative monetary policy that was put into effect to respond to the pandemic and its economic impact. Management continues to closely monitor borrowers most affected by mitigation efforts, most notably including our borrowers in the hotel industry.

Total liabilities were $3.1 billion at September 30, 2022, an increase of $224.4 million, or 7.8%, as compared to June 30, 2022.

Deposits were $2.9 billion at September 30, 2022, an increase of $35.9 million, or 1.3%, as compared to June 30, 2022. The deposit portfolio saw fiscal year-to-date increases in certificates of deposit, interest-bearing transaction accounts, and money market deposit accounts, partially offset by decreases in noninterest bearing transaction accounts and savings accounts. The Company’s customers have held unusually high balances on deposit during recent periods, but competition for deposits increased during the current quarter. Public unit balances totaled $516 million at September 30, 2022, an increase of $47.6 million compared to June 30, 2022. The average loan-to-deposit ratio for the first quarter of fiscal 2023 was 98.5%, as compared to 96.4% for the same period of the prior fiscal year.

FHLB advances were $225.0 million at September 30, 2022, an increase of $187.0 million, or 492.7%, as compared to June 30, 2022, as the Company’s loan growth outpaced deposit growth. The increase in FHLB advances was inclusive of $190 million borrowed in overnight or weekly advances, reflecting both the seasonal impact of our agricultural borrowers and public unit depositors, and recent loan demand.

The Company’s stockholders’ equity was $326.4 million at September 30, 2022, an increase of $5.6 million, or 1.8%, as compared to June 30, 2022. The increase was attributable primarily to earnings retained after cash dividends paid, partially offset by a $2.1 million reduction in accumulated other comprehensive income as the market value of the Company’s investments declined due to changes in market interest rates.

Quarterly Income Statement Summary:

The Company’s net interest income for the three-month period ended September 30, 2022, was $28.5 million, an increase of $2.9 million, or 11.2%, as compared to the same period of the prior fiscal year. The increase was attributable to a 22.1% increase in the average balance of interest-earning assets, partially offset by a decrease in net interest margin to 3.65% in the current three-month period, from 4.01% in the same period a year ago. As PPP loan forgiveness declined, the Company’s accretion of interest income from deferred origination fees on these loans was reduced to $37,000 in the current quarter, which impacted net interest margin by less than one basis point, as compared to $2.2 million in the same quarter a year ago, which added 34 basis points to the net interest margin in that period. In the linked quarter, ended June 30, 2022, accelerated recognition of deferred PPP origination fees totaled $72,000, adding one basis point to the net interest margin. The remaining balance of deferred origination fees is significantly less than the amount accreted in recent quarters.

Loan discount accretion and deposit premium amortization related to the Company’s August 2014 acquisition of Peoples Bank of the Ozarks, the June 2017 acquisition of Capaha Bank, the February 2018 acquisition of Southern Missouri Bank of Marshfield, the November 2018 acquisition of First Commercial Bank, the May 2020 acquisition of Central Federal Savings & Loan Association, and the February 2022 merger of Fortune with the Company resulted in $520,000 in net interest income for the three-month period ended September 30, 2022, as compared to $376,000 in net interest income for the same period a year ago. Combined, this component of net interest income contributed seven basis points to net interest margin in the three-month period ended September 30, 2022, as compared to a contribution of six basis points in the same period of the prior fiscal year, and an eight basis point contribution in the linked quarter, ended June 30, 2022, when net interest margin was 3.66%.

The Company recorded a PCL of $5.1 million in the three-month period ended September 30, 2022, as compared to a negative PCL of $305,000 in the same period of the prior fiscal year. The Company assesses the economic outlook has modestly deteriorated as compared to the assessment as of June 30, 2022. Projections for GDP growth and unemployment, key drivers in the Company’s ACL model, have deteriorated. As a percentage of average loans outstanding, the Company recorded net charge offs of less than one basis point (annualized) during the current period, little changed from the same period of the prior fiscal year.

The Company’s noninterest income for the three-month period ended September 30, 2022, was $5.5 million, an increase $999,000, or 22.1%, as compared to the same period of the prior fiscal year. In the current quarter, increases in other loan fees, loan serving fees, and deposit account service charges were partially offset by a decrease in gains realized on the sale of residential real estate loans originated for that purpose. Origination of residential real estate loans for sale on the secondary market was down 26.2% as compared to the year ago period, as both refinancing and purchase activity declined due to the increase in market interest rates, resulting in a decrease to both gains on sale of these loans and recognition of new mortgage servicing rights, partially offset by the gain on sale of the guaranty portion of newly originated government-guaranteed loans. Deposit and service charge income increased 13.8% for the quarter, as compared to the year ago period, primarily due to an increase in NSF activity and fees assessed for other miscellaneous deposit services.

Noninterest expense for the three-month period ended September 30, 2022, was $16.9 million, an increase of $2.7 million, or 19.0%, as compared to the same period of the prior fiscal year. The increase was attributable primarily to compensation and benefits, occupancy expenses, legal and professional, data processing expenses, advertising, and other noninterest expenses. Charges related to merger and acquisition activities totaled $169,000 in the current period, reflected in data processing, and legal and professional fees. In the year ago period, similar charges totaled $25,000. The increase in compensation and benefits as compared to the prior year period primarily reflected increases in salaries and wages over the prior year, increased headcount resulting from the Fortune merger, and a modest trend increase in legacy employee headcount. Occupancy expenses increased due to remodeled facilities, facilities added through the Fortune merger, new

ATM and ITM installations and other equipment purchases, and charges for utilities and maintenance. Marketing expenses increased due to timing and emphasis of certain customer outreach and branding efforts. Data processing expenses increased primarily as a result of increased volumes associated with the Fortune merger and year-over-year contractual pricing adjustments. Other noninterest expenses increased due to miscellaneous merger-related expenses, expenses related to loan originations, deposit operations, and employee travel and training.

The efficiency ratio for the three-month period ended September 30, 2022, was 49.7%, as compared to 47.2% in the same period of the prior fiscal year, with the change attributable primarily to the current period’s increase in noninterest expense, partially offset by increases in net interest income and noninterest income.

The income tax provision for the three-month period ended September 30, 2022, was $2.4 million, a decrease of $1.0 million, or 30.0% as compared to the same period of the prior fiscal year due to the decrease of pre-tax income. The effective tax rate declined 20.3% as compared to 21.5% in the same quarter of the prior fiscal year.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: potential adverse impacts to the economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, generally, resulting from the ongoing COVID-19 pandemic and any governmental or societal responses thereto; expected cost savings, synergies and other benefits from our merger and acquisition activities might not be realized to the extent anticipated, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the FRB and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; fluctuations in real estate values and both residential and commercial real estate markets, as well as agricultural business conditions; demand for loans and deposits; legislative or regulatory changes that adversely affect our business; changes in accounting principles, policies, or guidelines; results of regulatory examinations, including the possibility that a regulator may, among other things, require an increase in our reserve for loan losses or write-down of assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	Sep 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
(dollars in thousands, except per share data)	2022	2022	2022	2021	2021

Cash equivalents and time deposits	$49,736	$91,560	$253,412	$185,483	$112,382
Available for sale (AFS) securities	235,116	235,394	226,391	206,583	209,409
FHLB/FRB membership stock	19,290	11,683	11,116	10,152	10,456
Loans receivable, gross	2,976,609	2,719,391	2,612,747	2,391,114	2,282,021
Allowance for credit losses	37,418	33,193	33,641	32,529	32,543
Loans receivable, net	2,939,191	2,686,198	2,579,106	2,358,585	2,249,478
Bank-owned life insurance	49,024	48,705	48,387	44,382	44,099
Intangible assets	35,075	35,463	35,568	21,157	20,868
Premises and equipment	70,550	71,347	72,253	65,074	65,253
Other assets	46,861	34,432	37,785	27,647	26,596
Total assets	$3,444,843	$3,214,782	$3,264,018	$2,919,063	$2,738,541

Interest-bearing deposits	$2,433,780	$2,388,145	$2,407,462	$2,147,842	$1,985,316
Noninterest-bearing deposits	417,233	426,930	447,444	404,410	386,379
FHLB advances	224,973	37,957	42,941	36,512	46,522
Other liabilities	19,389	17,923	17,971	13,394	11,796
Subordinated debt	23,068	23,055	23,043	15,294	15,268
Total liabilities	3,118,443	2,894,010	2,938,861	2,617,452	2,445,281

Total stockholders’ equity	326,400	320,772	325,157	301,611	293,260

Total liabilities and stockholders’ equity	$3,444,843	$3,214,782	$3,264,018	$2,919,063	$2,738,541

Equity to assets ratio	9.48%	9.98%	9.96%	10.33%	10.71%

Common shares outstanding	9,229,151	9,227,111	9,332,698	8,887,166	8,878,591
Less: Restricted common shares not vested	41,270	39,230	39,230	39,920	31,845
Common shares for book value determination	9,187,881	9,187,881	9,293,468	8,847,246	8,846,746

Book value per common share	$35.53	$34.91	$34.99	$34.09	$33.15
Closing market price	51.03	45.26	49.95	52.17	44.89

Nonperforming asset data as of:	Sep 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
(dollars in thousands)	2022	2022	2021	2021	2021

Nonaccrual loans	$3,598	$4,118	$3,882	$2,963	$6,133
Accruing loans 90 days or more past due	301	—	—	—	—
Total nonperforming loans	3,899	4,118	3,882	2,963	6,133
Other real estate owned (OREO)	1,830	2,180	3,199	1,776	2,240
Personal property repossessed	—	11	—	14	8
Total nonperforming assets	$5,729	$6,309	$7,081	$4,753	$8,381

Total nonperforming assets to total assets	0.17%	0.20%	0.22%	0.16%	0.31%
Total nonperforming loans to gross loans	0.13%	0.15%	0.15%	0.12%	0.27%
Allowance for loan losses to nonperforming loans	959.68%	806.05%	866.59%	1,097.84%	530.62%
Allowance for loan losses to gross loans	1.26%	1.22%	1.29%	1.36%	1.43%

Performing troubled debt restructurings (1)	$30,220	$30,606	$6,417	$6,387	$3,585

(1)   Nonperforming troubled debt restructurings are included with nonaccrual loans or accruing loans 90 days or more past due.

	For the three-month period ended
Quarterly Summary Income Statement Data:	Sep 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
(dollars in thousands, except per share data)	2022	2022	2021	2021	2021

Interest income:
Cash equivalents	$162	$198	$109	$70	$60
AFS securities and membership stock	1,655	1,494	1,170	1,165	1,106
Loans receivable	33,180	29,880	27,060	26,861	27,694
Total interest income	34,997	31,572	28,339	28,096	28,860
Interest expense:
Deposits	5,761	3,395	2,871	2,739	2,816
FHLB advances	438	180	167	169	276
Subordinated debt	290	239	187	130	130
Total interest expense	6,489	3,814	3,225	3,038	3,222
Net interest income	28,508	27,758	25,114	25,058	25,638
Provision for credit losses	5,056	240	1,552	—	(305)
Noninterest income:
Deposit account charges and related fees	1,777	1,706	1,560	1,623	1,561
Bank card interchange income	1,018	1,272	1,025	976	951
Loan late charges	122	139	135	172	107
Loan servicing fees	312	442	170	180	154
Other loan fees	882	813	606	500	451
Net realized gains on sale of loans	292	664	204	362	369
Earnings on bank owned life insurance	318	314	291	282	281
Other noninterest income	793	1,149	913	1,190	641
Total noninterest income	5,514	6,499	4,904	5,285	4,515
Noninterest expense:
Compensation and benefits	9,752	9,867	9,223	8,323	8,199
Occupancy and equipment, net	2,447	2,538	2,399	2,198	2,113
Data processing expense	1,445	1,495	1,935	1,297	1,269
Telecommunications expense	331	327	308	318	320
Deposit insurance premiums	215	207	178	180	178
Legal and professional fees	411	431	341	356	234
Advertising	449	579	312	276	329
Postage and office supplies	213	240	202	186	195
Intangible amortization	402	402	363	338	338
Foreclosed property expenses (gains)	(41)	74	115	302	31
Other noninterest expense	1,296	1,171	1,381	1,296	1,018
Total noninterest expense	16,920	17,331	16,757	15,070	14,224
Net income before income taxes	12,046	16,686	11,709	15,273	16,234
Income taxes	2,443	3,602	2,358	3,288	3,488
Net income	9,603	13,084	9,351	11,985	12,746
Less: Distributed and undistributed earnings allocated
to participating securities	43	55	40	54	46
Net income available to common shareholders	$9,560	$13,029	$9,311	$11,931	$12,700

Basic earnings per common share	$1.04	$1.41	$1.03	$1.35	$1.43
Diluted earnings per common share	1.04	1.41	1.03	1.35	1.43
Dividends per common share	0.21	0.20	0.20	0.20	0.20
Average common shares outstanding:
Basic	9,188,000	9,241,000	9,021,000	8,847,000	8,867,000
Diluted	9,210,000	9,252,000	9,044,000	8,869,000	8,877,000

	For the three-month period ended
Quarterly Average Balance Sheet Data:	Sep 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
(dollars in thousands)	2022	2022	2021	2021	2021

Interest-bearing cash equivalents	$28,192	$101,938	$199,754	$126,445	$83,697
AFS securities and membership stock	272,391	264,141	226,944	217,456	212,564
Loans receivable, gross	2,824,286	2,663,640	2,461,365	2,312,140	2,262,095
Total interest-earning assets	3,124,869	3,029,719	2,888,063	2,656,041	2,558,356
Other assets	188,584	194,956	188,549	174,647	171,505
Total assets	$3,313,453	$3,224,675	$3,076,612	$2,830,688	$2,729,861

Interest-bearing deposits	$2,433,935	$2,384,767	$2,274,287	$2,071,562	$1,986,023
FHLB advances	83,265	40,804	39,114	39,019	54,701
Subordinated debt	23,061	23,049	19,170	15,281	15,256
Total interest-bearing liabilities	2,540,261	2,448,620	2,332,571	2,125,862	2,055,980
Noninterest-bearing deposits	432,959	439,437	421,898	398,175	359,717
Other noninterest-bearing liabilities	13,283	14,046	8,345	9,756	25,593
Total liabilities	2,986,503	2,902,103	2,762,814	2,533,793	2,441,290

Total stockholders’ equity	326,950	322,572	313,798	296,895	288,571

Total liabilities and stockholders’ equity	$3,313,453	$3,224,675	$3,076,612	$2,830,688	$2,729,861

Return on average assets	1.16%	1.62%	1.22%	1.69%	1.87%
Return on average common stockholders’ equity	11.7%	16.2%	11.9%	16.1%	17.7%

Net interest margin	3.65%	3.66%	3.48%	3.77%	4.01%
Net interest spread	3.46%	3.55%	3.37%	3.66%	3.88%

Efficiency ratio	49.7%	50.6%	55.8%	49.7%	47.2%